Exhibit 99.1

Mobiquity Technologies, Inc. Announces Pricing of $3.0 Million Public Offering

NEW YORK, June 29, 2023 (GLOBE NEWSWIRE) — Mobiquity Technologies, Inc.(NASDAQ: MOBQ) (the “Company”), a provider of next-generation data intelligence and advertising technology solutions, announced today the pricing of its “reasonable best efforts” public offering of 30,000,000 shares of common stock (or common stock equivalents in lieu thereof) at an effective price of $0.10 per share for aggregate gross proceeds of approximately $3.0 million, prior to deducting placement agent fees and other offering expenses payable by the Company.

The closing of the offering is expected to occur on or about June 30, 2023, subject to the satisfaction of customary closing conditions. The Company intends to allocate up to $1,437,500 of the net proceeds to pay off the secured debt and use the remaining proceeds for working capital.

Spartan Capital Securities, LLC is acting as placement agent for the offering. Ruskin Moscou Faltischek P.C. represented the Company and Manatt, Phelps & Phillips, LLP represented Spartan Capital Securities, LLC.

The securities described above are being offered pursuant to a registration statement on Form S-1 (File No. 333-272572) previously filed with the Securities and Exchange Commission (“SEC”) which became effective on June 29, 2023. The offering is being made only by means of a prospectus forming part of the effective registration statement. Copies of the preliminary prospectus and, when available, copies of the final prospectus, relating to the offering may be obtained on the SEC’s website located at http://www.sec.gov. Electronic copies of the final prospectus relating to the offering may be obtained, when available, from: Spartan Capital Securities, LLC, 45 Broadway, New York, NY 10006, at (212) 293-0123.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation, or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Mobiquity Technologies

Mobiquity Technologies, Inc. is a next-gen, Platform-as-a-Service (PaaS) company for data and advertising. The Company maintains one of the largest audience databases available to advertisers and marketers through its subsidiaries. Mobiquity Technologies’ current platforms; Advangelists (www.advangelists.com) and MobiExchange (www.mobiexchange) provide programmatic advertising technologies, data insights on consumer behavior, automated ad copy and omni-channel delivery options. For more information, please visit: https://mobiquitytechnologies.com

Safe Harbor Statement

This press release contains forward-looking statements. These statements are made under the "safe harbor" provisions of the U.S. Private Securities Litigation Reform Act of 1995. Statements that are not historical facts, including statements about the Company's beliefs and expectations, are forward-looking statements. Forward-looking statements involve inherent risks and uncertainties, and a number of factors could cause actual results to differ materially from those contained in any forward-looking statement. In some cases, forward-looking statements can be identified by words or phrases such as "may," "will," "expect," "anticipate," "target," "aim," "estimate," "intend," "plan," "believe," "potential," "continue," "is/are likely to" or other similar expressions. Further information regarding these and other risks, uncertainties or factors is included in the Company's filings with the SEC. All information provided in this press release is as of the date of this press release, and the Company does not undertake any duty to update such information, except as required under applicable law.

Mobiquity Technologies, Inc. Investor Relations:

Columbia Marketing Group
Email: john@TheColumbiaMarketingGroup.com
Phone: 646-736-1900